Exhibit 99.1

WorldGate Finalizes Sale to TVGateway of Certain of its Interactive Television Assets

TREVOSE, Pa., Oct. 1 /PRNewswire-FirstCall/ — WorldGate (Nasdaq: WGAT - News) announced today that on September 30, 2003, its shareholders approved a proposal to sell to TVGateway, LLC certain of WorldGate’s assets relating to its interactive television business. Subsequent to obtaining shareholder approval, WorldGate and TVGateway closed on the sale with WorldGate receiving $2.4 million in cash, the balance of the $3.0 million amount for the transactions with TVGateway, as set forth in the definitive agreements between the parties. WorldGate will use the net proceeds (after payment of associated transaction costs and expenses) to fund continuing operations, including the development and distribution of its Ojo video phone product.

In addition WorldGate announced today that it has decided not to implement the 20 for 1 reverse stock split at this time. Its shareholders had previously approved the proposal and authorized the board of directors to implement or abandon, in its discretion, the reverse stock split. WorldGate is currently seeking an extension of time to regain compliance with NASDAQ minimum bid price requirement.

About WorldGate Communications, Inc.

WorldGate Communications, Inc. is in the business of developing, manufacturing and distributing video phones for personal and business use, to be marketed with the Ojo brand name. The Ojo video phone is designed to conform with industry standards protocols, and utilizes proprietary enhancements to the latest technology for voice and video compression. Ojo video phones operate on the high speed data infrastructures provided by cable and DSL providers. WorldGate has applied for patent protection for its unique technology and techno-futuristic design that contribute to the optimal functionality and consumer appeal offered by the Ojo video phone. WorldGate believes that this unique combination of design, technology and availability of broadband networks allow for real life video communication experiences that were not economically or technically viable a short time ago.

More information on WorldGate and the Ojo Personal Video Phone can be accessed at www.wgate.com. WorldGate is traded on NASDAQ under the symbol WGAT. WorldGate and Ojo are trademarks of WorldGate Service, Inc.

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions including, without limitation, expressions using the terminology “may,” “will,” “believes,” “plans,” “expects,” “anticipates,” “predicts,” “forecasts,” and expressions which otherwise reflect something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, the ability to fund operations or raise additional capital if needed and the other factors described in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. No obligation is undertaken to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.